Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Listing on NYSE American

FOR IMMEDIATE RELEASE:

Luray, Va., December 18, 2019 — Blue Ridge Bankshares, Inc. (“Blue Ridge”) (OTC Pink: BRBS) announced today that its common stock has been approved for listing on the NYSE American exchange under its current symbol, “BRBS,” at the open of trading on December 23, 2019.

“We are excited to take this meaningful and important step in the continued creation of value and liquidity for our shareholders,” said Brian K. Plum, President and Chief Executive Officer of Blue Ridge. “Listing on the NYSE American elevates the profile of our company and supports our efforts to generate attractive returns, transparency, and liquidity for our current and prospective shareholders.”

About Blue Ridge Bankshares, Inc.

Blue Ridge Bankshares, Inc. is a multi-state bank holding company. Headquartered in Luray, Va., Blue Ridge is the parent company of Blue Ridge Bank, National Association, a client-centered financial services company offering commercial banking services throughout Virginia and North Carolina. Blue Ridge Bank offers mortgage services across the Mid-Atlantic and Southeast. Blue Ridge Bank also offers small business payroll services through Moneywise Payroll Solutions, qualified intermediary services through Exchangers, Ltd., and insurance services through Hammond Insurance. Visit www.mybrb.com for more information.

Forward-Looking Statements

This release contains forward-looking statements regarding Blue Ridge. Forward-looking statements are typically identified by words such as “believe,” “expect”, “anticipate”, “intend”, “target”, “estimate”, “continue”, “positions”, “prospects”, “potential”, “would”, “should”, “could”, “will” or “may”. These statements include, without limitation, statements regarding Blue Ridge’s outlook and future operations and performance. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, and these statements may not be realized. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the businesses of Blue Ridge and Virginia Community Bankshares, Inc. (“VCB”) may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the VCB merger may not be fully realized or realized within the expected timeframe; (3) revenues following the VCB merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the VCB merger; (5) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (6) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in Blue Ridge’s market areas; (7) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (8) accounting principles, policies, and guidelines; and (9) other risk factors detailed from time to time in filings made by Blue Ridge with the Securities and Exchange Commission. Blue Ridge undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Brian K. Plum

Chief Executive Officer

Blue Ridge Bankshares, Inc.

bplum@mybrb.com

(540) 743-6521